Exhibit 99.1

INFORMATION FOR RELEASE

MuniMae Reports a 14% Year-Over-Year Increase in Cash Available for Distribution (“CAD”) per Share

BALTIMORE (May 2, 2005) — MuniMae (NYSE: MMA), a leading publicly traded real estate finance and investment management company, today announced financial results for the first fiscal quarter.

MuniMae CEO and President Michael Falcone stated, “We had a productive first quarter and remain on track to meet our overall earnings per share and CAD per share targets for fiscal year 2005. Our business volumes continue to grow in our major business segments. In addition, during the quarter we completed a successful public offering of common equity and a private placement of subsidiary trust preferred securities, which together raised $118 million of capital. Finally, we closed a small but strategically important acquisition of an established business, which we have re-branded MMA Realty Capital and which we expect to form the cornerstone of an expanded fund management business targeting pension funds, insurance companies and other institutional investors.”

GAAP Results of Operations

For the three months ended March 31, 2005, MuniMae’s net income was $2.2 million, up from a net loss of $1.3 million for the three months ended March 31, 2004. Adjusted to exclude the impact of certain consolidated tax credit equity funds and the financing method of accounting related to guaranteed tax credit equity funds, MuniMae’s net income was $12.7 million for the three months ended March 31, 2005, representing an increase of 208% over similarly adjusted GAAP net income for the same period in 2004.

On a diluted per share basis, earnings per share was $0.06 for the three months ended March 31, 2005, as compared with a loss of $0.04 for the three months ended March 31, 2004. Adjusted to exclude the impact of certain consolidated tax credit equity funds and the financing method of accounting related to guaranteed tax credit equity funds, diluted earnings per common share was $0.34 for the three months ended March 31, 2005, which represents an increase of 183% from the similarly adjusted earnings per share for the same period in 2004.

As previously reported, the Company adopted FASB Interpretation No. 46R, “Consolidation of Variable Interest Entities” effective March 31, 2004, which required us to consolidate certain tax credit equity funds in which we have a 1% or less general partnership interest. As a result of consolidating these funds, syndication and certain other fees earned on these funds have been eliminated. These changes, coupled with financing accounting required for guaranteed tax credit equity funds, make the year over year comparisons difficult. Accordingly, we have presented the adjusted amounts above in an effort to improve comparability as between 2005 and 2004. These amounts are not in accordance with generally accepted accounting principles. It should be noted that, due to other significant changes in the Company’s business and other new accounting principles, even these adjusted figures are not fully comparable.

CAD Results of Operations

For the three months ended March 31, 2005, MuniMae’s Cash Available for Distribution (“CAD”), a performance measure, was $16.1 million, representing an increase of approximately 24% as compared to $13.0 million for the three months ended March 31, 2004. On a per share basis, CAD was $0.42 for the three months ended March 31, 2005, representing an increase of approximately 14% as compared to $0.37 for the three months ended March 31, 2004.

MuniMae’s 2005 first quarter distribution to common shareholders of $0.4775 annualizes to $1.91 per share, a 4% increase over the annualized distribution of $1.83 for the first quarter of 2004. Based on the April 29, 2005 closing share price of $24.04, MuniMae common shares have an annualized yield to shareholders of 7.95%. Based on the assumption that 75% to 80% of the Company’s net income is exempt from federal income tax, absent the impact of capital gains (which affect shareholders differently depending on when they purchased their shares), the taxable-equivalent yield would be 11.15% to 11.37%1.

[1]For a shareholder a) in the 35% tax bracket, b) not subject to AMT and c) able to utilize all deductions passed through the Company to the shareholder. For 2004, the over-all tax-exempt percentage was approximately 81% absent the impact of capital gains, and 75% taking account of capital gains. Tax information for 2004 on Form K-1 was mailed to shareholders March 3, 2005 and is also available on our website.

Based upon the first quarter distribution for 2005, MuniMae has a CAD payout ratio of 113%, down from 123% in 2004. Given the growth in MuniMae’s operating businesses, there is seasonality to both CAD and GAAP earnings that results in the distribution for the first quarter being higher than CAD earnings.

Production Summary

Investing Segment: During the three months ended March 31, 2005, MuniMae acquired tax-exempt bonds and entered into forward funding commitments for financings totaling approximately $55.3 million in par value, which is a 12% increase as compared to $49.3 million for the three months ended March 31, 2004. All of the first quarter 2005 financings were tax-exempt multifamily revenue bonds associated with low-income housing tax credits.

Tax Credit Equity Segment: During the three months ended March 31, 2005, the Company raised $107.4 million in tax credit equity, representing an 18% increase over the three months ended March 31, 2004. In the first quarter of 2005, MuniMae also closed its largest tax credit equity fund to date, raising $319 million from sixteen corporate investors.

Real Estate Finance Segment: MuniMae’s Real Estate Finance segment production was approximately $161.3 million during the three months ended March 31, 2005, which represents a 22% decrease as compared with the three months ended March 31, 2004. If not for a single $66.7 million construction loan transaction closed in the first quarter of 2004, we would have shown a year-over-year increase in first quarter production of 14% for this segment.

Capital Markets Update

In the first quarter of 2005, the Company raised $68 million of capital through the issuance of common equity and $50 million through the sale of trust preferred securities by a subsidiary. The trust preferred securities were pooled along with a number of other issuers and sold into a collateralized debt obligation structure to qualified institutional investors. The benefits of this securitization structure resulted in a dividend rate nearly 150 basis points lower than the trust preferred securities sold by the Company in 2004.

Management Conference Call

Management will host a conference call at 9:00 a.m. ET on May 3, 2005 to review the Company’s first quarter results. All interested parties are welcome to attend the live webcast, which can be accessed through the “Shareholder” section of our web site at www.munimae.com. You can also join the conference call by dialing 877-464-5945 (no pass code required).

Supplemental Financial Information

For more detailed financial information, please access the Supplemental Financial Package, which is currently available in the “Shareholders” section of our website at www.munimae.com.

Summary Financial Data

Selected GAAP Income Statement Data
(in thousands)	Three Months Ended
(unaudited)	March 31,
	2005	2004
INCOME:
Interest income	$35,518	$31,030
Fee income	16,263	15,153
Net rental income	6,572	—

Total income	58,353	46,183

EXPENSES:
Interest expense	17,117	13,904
Interest expense on debentures and preferred shares	5,231	3,046
Salaries and benefits	17,849	15,584
General and administrative	9,170	3,698
Professional fees	1,878	1,494
Depreciation and amortization	3,794	1,939

Total expenses	55,039	39,665

Net gains (losses), impairments and valuation allowances, income tax benefit, net income allocable to minority interest and net losses from equity investments in partnerships	(1,083)	(8,314)

Income (loss) before cumulative effect of a change in accounting principle	2,231	(1,796)
Cumulative effect of a change in accounting principle	—	520

Net income (loss)	$2,231	$(1,276)

Reconciliation to Adjusted Earnings

Adjustments to exclude the impact of consolidated tax credit equity funds and guaranteed tax credit equity funds	10,501	5,410

Adjusted earnings	$12,732	$4,134

Reconciliation from GAAP to CAD

Net income (loss)	$2,231	$(1,276)

Fees deferred for GAAP purposes	5,293	1,852

Non-cash Items	(2,941)	4,149
Adjustments for investments in partnerships	990	2,866
Adjustments to income due to consolidation of tax credit funds	10,501	5,410

Cash Available for Distribution (CAD)	$16,074	$13,001

About the Company

MuniMae and its subsidiaries provide debt and equity financing to developers of multifamily housing and other real estate investments. As of March 31, 2005, assets under management totaled $11.9 billion secured by 2,376 properties containing 249,276 units in 49 states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands.

MuniMae is organized as a limited liability company, which allows it to combine the limited liability, governance and management characteristics of a corporation with the pass-through income features of a partnership. As a result, the tax-exempt income derived from certain investments remains tax-exempt when passed through to shareholders. Distributions to shareholders are normally declared quarterly and paid in February, May, August and November.

(Note: Statements in this press release that are not historical fact may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Municipal Mortgage & Equity, LLC believes the expectations reflected in any forward-looking statement are based on reasonable assumptions, the Company can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from the Company’s expectations include completion of pending investments, continued ability to originate new investments, the mix of business between tax-exempt and taxable activities, the availability and cost of capital for future investments, competition within the finance and real estate industries, economic conditions, loss experience and other risks detailed from time to time in the Company’s SEC reports. This press release does not constitute an offer to sell any securities of Municipal Mortgage & Equity, LLC or any other entity.)

MUNIMAE: INTEGRITY. INNOVATION. SERVICE.

www.munimae.com

CONTACT: Municipal Mortgage & Equity, LLC

     Investor Relations:
     Angela Richardson, 888-788-3863

SOURCE: Municipal Mortgage & Equity, LLC